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ITEM 6

EXHIBIT 11.1    STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                         VIRUS RESEARCH INSTITUTE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                    COMPUTATION OF NET LOSS PER COMMON SHARE


                                                             THREE MONTHS ENDED
                                                                   MARCH 31,
                                                            1997              1996
                                                        -----------------------------


Net loss                                                $(1,840,815)      $(1,366,909)

  Shares used in computing net loss per common share:
     Weighted average common stock
        outstanding during the period                     8,861,992           690,046
     Conversion of redeemable
        convertible preferred stock (1)                       0             5,448,730
     Dilutive effect of common
       equivalent shares -- "cheap stock" (2)                N/A              286,783
     Common stock equivalents (3)                            N/A                N/A


                                                        -----------------------------
Weighted average common shares outstanding                8,861,992         6,425,559


Net loss per common share                               $     (0.21)      $     (0.21)
                                                        =============================



(1) Effective with the closing of the Company's initial public offering of common stock, redeemable convertible preferred stock converted into shares of common stock. Accordingly, the equivalent number of weighted average common shares that would have been outstanding during the three months ended March 31, 1996 have been included as outstanding.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing of the Company's Registration Statement for its initial public offering have been included as common equivalents for periods prior to the initial public offering.

(3) No common stock equivalents have been included in the periods presented as their effect would be antidilutive.